EXHIBIT 11.1

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE QUARTERS ENDED JUNE 30, 2001 AND JULY 1, 2000

(Unaudited)

	2001	2000
BASIC EARNINGS PER COMMON SHARE:

Net income	$ 1,023,000	$ 2,524,000
Average common shares outstanding	7,317,000	7,595,000
Basic Earnings Per Common Share	$ 0.14	$ 0.33

DILUTED EARNINGS PER COMMON SHARE:

Net income	$ 1,023,000	$ 2,524,000
Average common shares outstanding	7,317,000	7,595,000
Common shares issuable in respect to options issued to employees with a dilutive effect	73,000	119,000
Total diluted common shares outstanding	7,390,000	7,714,000
Diluted Earnings Per Common Share	$ 0.14	$ 0.33

EXHIBIT 11.2

BAIRNCO CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE SIX MONTHS ENDED JUNE 30, 2001 AND JULY 1, 2000

(Unaudited)

	2001	2000
BASIC EARNINGS PER COMMON SHARE:

Net income	$ 2,040,000	$ 5,030,000
Average common shares outstanding	7,314,000	7,681,000
Basic Earnings Per Common Share	$ 0.28	$ 0.65

DILUTED EARNINGS PER COMMON SHARE:

Net income	$ 2,040,000	$ 5,030,000
Average common shares outstanding	7,314,000	7,681,000
Common shares issuable in respect to options issued to employees with a dilutive effect	100,000	105,000
Total diluted common shares outstanding	7,414,000	7,786,000
Diluted Earnings Per Common Share	$ 0.28	$ 0.65